Exhibit 10.29

October 21, 2009

Dear Bob:

We are pleased you have agreed to accept the position of Acting Chief Executive Officer of Extreme Networks, Inc. (the “Company”) reporting to the Board. This letter is to confirm certain additional terms in connection with your acceptance of such position.

The Compensation Committee has approved the offer to you of an option to acquire one hundred thousand (100,000) shares of Common Stock. The grant is subject to formal approval of the Compensation Committee. Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company’s Common Stock on the second business day after we publicly announce our financial results for the quarter. The right to acquire these shares will vest in full on the date 18 months from October 21, 2009, the date your service as Acting CEO commences. Except as otherwise noted in this letter, all vesting and rights to exercise under any Options offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan.

The Compensation Committee has also approved a severance arrangement applicable under the following terms. In the event that you are terminated other than for cause by the Company at any time within twelve months after a permanent (i.e., non “Acting”) CEO is appointed by the Board, the Company will (i) pay you the equivalent of twelve (12) months of base salary in a lump sum on the first payroll date occurring sixty (60) days after your separation from service, (ii) accelerate the vesting of any options then held by you by twelve months, (iii) if it is not otherwise vested, accelerate the vesting of the 100,000 share option described above, (iv) a pro rata portion of the annual bonus target under the EIP for the fiscal year in which such termination occurs and (v) reimburse you for Cobra coverage for 12 months. Termination for cause would include but is not limited to, incidences of fraud or commission of a felony, failure to attend work on a regular basis, a material breach of the Company’s policies or failure to follow a specific written instruction from the President, CEO or the Board of Directors. You agree that as a condition to receiving such payment, you will sign a release of claims which will become effective in accordance with its terms no later than sixty (60) days after your separation from service.

The parties intend for this letter either to satisfy the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) or to be exempt from the application of Section 409A, and this letter shall be construed and interpreted accordingly. If this letter either fails to satisfy the requirements of Section 409A or is not exempt from the application of Section 409A, then the parties hereby agree to amend or to clarify this letter in a timely manner so that this Letter either satisfies the requirements of Section 409A or is exempt from the application of Section 409A. Notwithstanding any provision in this letter to the contrary, in the event you are a “specified employee” as defined in Section 409A, any severance benefits, or other amounts payable under this letter, that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) shall be delayed by six months such that the first payment is made no earlier than the first date of the seventh month following the date of your separation from service (or the date of your death, if earlier).

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051.

This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Sincerely,

/s/ CHARLES CARINALLI
Charles Carinalli, Lead Director EXTREME NETWORKS INC.